EXHIBIT (C)
PROXY VOTING
A.	Voting Policy
It is the policy of Advent that in every case where Advent is presented with the opportunity to exercise voting authority with respect to a Client’s Securities, Advent will vote all Securities held by the Client in the best interest of the Client unless under the facts and circumstances the Chief Compliance Officer determines that voting is not reasonably practicable (such as, but not limited to, where English-language translations of proxy materials are not available).

Advent believes the best interest of the Client means the Client’s best economic interests over the long-term – that is, the interest of the Client in seeing the value of its investment increase over time.  Advent generally invests in a company only if Advent believes that the company’s management seeks to serve shareholders’ best interests.  As a result, Advent believes that management decisions and recommendations with respect to solicited issues generally are likely to be in the shareholders’ and Clients’ best interests.

In the case of social issue proxy proposals, which often range from divestment from geographical or industrial representation to environmental or other matters, it is the policy of Advent that the merit of the social issues should not take precedence over financial ones.  Advent will consider voting for issues that have redeeming social merit that neither compromises the company’s competitive position within an industry, nor adversely impacts the goal of maximizing shareholder value.

B.	Duty to Vote Proxies
Advent acknowledges that it is part of its fiduciary duty to its Clients to vote Client proxies, except in cases in which the cost of doing so, in the opinion of Advent, would exceed the expected benefits to the Client.  This may be particularly true in the case of non-U.S. Securities.  While the proxy voting process is well established in the United States and other developed markets with a number of tools and services available to assist an investment manager, voting proxies of non-US companies located in certain jurisdictions, particularly emerging markets, may involve a number of logistical problems that may have a detrimental effect on Advent’s ability to vote such proxies.  The logistical problems include, but are not limited to:  (1) proxy statements and ballots being written in a language other than English; (2) untimely and/or inadequate notice of shareholder meetings; (3) restrictions on the ability of holders outside the issuer’s jurisdiction of organization to exercise votes; (4) requirements to vote proxies in person; (5) the imposition of restrictions on the sale of the Securities for a period of time in proximity to the shareholder meeting; and (6) requirements to provide local agents with power of attorney to facilitate Advent’s voting instructions.  Accordingly, Advent may conduct a cost-benefit analysis in determining whether to attempt to vote its Clients’ shares at a non-US company’s meeting, whereby if it is determined that the cost associated with the attempt to exercise its vote outweighs the benefit Advent believes its Clients will derive by voting on the company’s proposal, Advent may decide not to attempt to vote at the meeting.

C.	Voting Procedure
Advent does not take investment positions outside of the Clients it manages and therefore does not anticipate a situation where there would be a conflict between maximizing long-term investment returns for Clients and interests of Advent.  If such a situation should arise involving a Public Security, the Compliance Committee will independently review and evaluate the proxy proposal and the circumstances surrounding the conflict to determine the vote, which will be in the best interest of the Client.  The Compliance Committee may also determine whether the conflict of interest involving the Public Security will be disclosed to the Clients (and/or Investors) and whether to obtain consent prior to voting.

The Investment Team will identify a staff member who is responsible for voting proxies, and in the absence of that person, the General Counsel or another individual designated by the Chief Administrative Officer will vote proxies.  In deciding how to vote a proxy, these persons are permitted but not required to consult with appropriate members of the Investment Team.  They may also consult with the Chief Financial Officer and such other Persons as they deem advisable.

Although the proxy voting process is well established in the United States, voting the proxies of foreign companies may involve a number of logistical problems that have a detrimental effect on Advent’s ability to vote such proxies.  The logistical problems include language barriers, untimely or inadequate notice of shareholder meetings, restrictions on a foreigner’s ability to exercise votes, and requirements to vote in person.  Such proxies are voted on a best-efforts basis given the above logistical problems.

D.	Disclosure to Clients
Advent will disclose the Proxy Voting Procedures to its Clients.  Advent’s disclosure will consist of a “concise summary” of its proxy voting policies and procedures.  This disclosure will also tell Clients how to get a complete copy of Advent’s Proxy Voting Procedures.  The proxy voting disclosure will be provided to existing Clients.  Advent will provide any Client, upon written request, with a tabulation of how such Client’s proxies were voted by Advent.

E.	Recordkeeping Requirements
Rule 204-2 under the Advisers Act, as amended, requires that Advent retain the following: (1) its proxy voting policies and procedures; (2) proxy statements received regarding client securities; (3) records of votes it cast on behalf of Clients; (4) records of Client requests for proxy voting information; and (5) any documents prepared by Advent that were material to making a decision how to vote, or that memorialized the basis for the decision.  Advent will keep all written requests from Clients and any written response from Advent (to either a written or an oral request).  Advent may rely on proxy statements filed on the SEC’s EDGAR system instead of keeping its own copies, and may rely on proxy statements and records of proxy votes cast by

Advent that are maintained with a third party such as a proxy voting service, provided that Advent has obtained an undertaking from the third party to provide a copy of the documents promptly upon request.